UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 POWERRAISE INC.
             (Exact name of registrant as specified in its charter)


           Nevada                                       98-0454140
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                               1687 West Broadway
                                    Suite 303
                          Vancouver, BC, Canada V6J 1X2
                              Phone: (604) 736-6767


     Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. [ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. [X]

Securities  Act  registration  statement file number to which this form relates:
(if applicable) File No. 333-137251

       Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Shares, $0.001 value
                                (Title of class)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock, par value $0.001, of which 5,581,000 shares are issued and outstanding as of February 16, 2007. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. Subject to the rights of the holders of preferred stock in the future, if any, holders or our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our shares of preferred stock, if any, our assets will be divided prorate on a per share basis among the holders of our common stock. The common stock is not subject to any liability for further assessment. There is no provision in our Certificate of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

PREFERRED STOCK

We are not authorized to issue any shares of preferred stock.

ITEM 2. EXHIBITS.

   Exhibit                         Description
   -------                         -----------
     3.1            Certificate of Incorporation of Registrant*
     3.2            By-Laws of Registrant*

----------
* Previously filed with the Registrant's Registration Statement on Form SB-2, file number 333-137251, filed with the Securities and Exchange Commission on September 12, 2006.

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
                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: February 16, 2007                   POWERRAISE, INC.



                                          By: /s/ Ruth Navon
                                             -----------------------------------
                                             Ruth Navon
                                             President, Chief Executive Officer,
                                             Treasurer, Secretary, and Director
                                             (principal executive, financial and
                                             accounting officer)


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